EXHIBIT 99.1

Contact: Jim Zeumer Pulte Homes, Inc.
(248) 433-4597
jim.zeumer@pulte.com

FOR IMMEDIATE RELEASE

PULTE HOMES COMMENTS ON LONG-TERM
OPERATING AND FINANCIAL GOALS

BLOOMFIELD HILLS, Mich. – February 24, 2005 – Speaking today at the Company’s annual investor conference in New York City, the senior management team of Pulte Homes, Inc. (NYSE: PHM) discussed the Company’s three-year business plans and financial goals. Based on community count growth and initiatives to increase market share and drive greater operating efficiencies, Pulte Homes expects earnings per diluted share from continuing operations to increase at an average annual rate of approximately 20% over the next three years. Pulte Homes controls approximately 343,000 lots, which the Company estimates can support an average increase in community count of approximately 15% annually.

At its conference, the Company discussed in detail its strategy for simplifying business practices around the design, specification, sales and construction of its homes to help ensure production capacity and lower total construction costs. Senior management of Pulte Homes also provided details on the Company’s land management strategies and tactics that enable it to source a growing and diversified supply of lots, while controlling costs and managing overall returns and risks. The Company went on to discuss its diversified operations serving 45 markets across the country and its strategy of serving all major customer segments.

“Our robust and diversified land pipeline, along with Pulte Homes’ unique strategy of serving all buyer segments, gives us a great opportunity to continue expanding share within existing markets,” said Richard J. Dugas, Jr., President and Chief Executive Officer. “By introducing communities to serve additional customer segments, particularly among active adult buyers through our Del Webb brand, we have the potential to increase domestic closings and revenues by an average of 19% annually over the next three years.

“Given our top-line growth and initiatives to drive greater operating efficiencies by simplifying our business, we conservatively estimate earnings per diluted share from continuing operations can grow an average of 20% annually and that earnings from continuing operations can reach $13.00 to $14.00 per diluted share by 2007, up from the $7.67 per diluted share we earned in 2004,” said Dugas. “The fundamentals supporting housing demand are strong and, while anticipated higher interest rates will have some impact, we continue to see opportunities to expand market share and drive improved financial results.”

The webcast from today’s presentation, along with the supporting slides, will be archived on the Company’s website at www.pulte.com until March 31, 2005.

About Pulte Homes

Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 250 company with operations in 45 markets. In 2004, the company closed 38,612 domestic home sales and generated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. Under its Del Webb brand, Pulte Homes is the nation’s leading builder of active adult communities for people age 55 and older. In 2004, J.D. Power and Associates named Pulte Homes the inaugural recipient of its Platinum Award for Excellence in Customer Service among the nation’s leading homebuilders. J.D. Power ranked Pulte No. 1 in customer satisfaction in 14 U.S. markets, and among the top three homebuilders in 23 of 25 markets surveyed. Pulte Mortgage LLC is a nationwide lender and offers Pulte Homes’ customers a wide variety of loan products and superior customer service.

Websites: www.pulte.com; www.delwebb.com; www.divosta.com

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